COUNTRY Fund Management,
A Department of COUNTRY Trust Bank
CODE OF ETHICS
RELATING TO BUSINESS
AS AN INVESTMENT ADVISER

PREAMBLE

This Code of Ethics (“Code”) has been adopted as a guide to all those, including officers, trustees, and certain employees of COUNTRY Fund Management, a Department of COUNTRY Trust Bank, as Investment Adviser (“the Adviser”), who might, by reason of their duties, find themselves in a position where their personal interests could conflict with their fiduciary responsibility to the COUNTRY Mutual Funds Trust (the “Funds”) and with their duty to the interest of the Funds.

The Adviser’s commitment to the highest standard of integrity and loyalty to customers and shareholders is paramount.  The basic principle which should govern all persons subject to this Code is that their functions should be carried on with loyalty to the interest of the Funds and their shareholders.

We are known by our decisions and actions, as a company and as individuals.  This Code guides us to act in a way that does not conflict – or appear to conflict – with the interest of our clients.

No written Code can anticipate all activity that would conflict (or might appear to conflict) with the interest of the Adviser or the Funds.  Those subject to this Code are expected to understand and respect the spirit of the rules – and always to act in a way that demonstrates our commitment to our customers and to doing the right thing.

1.	INTRODUCTION

1.1	Purpose
The Purpose of the Code is to provide a framework within which you can conduct your personal affairs without coming into conflict with our duties to our customers.

1.2	Restrictions
There may be times when you, or a member of your close family, will not be allowed to buy or sell a particular security.    Trading on behalf of the Funds or their shareholders may impact your ability to trade your shares or those of a close family member.

1.3	Gifts
The Adviser actively discourages the giving and receiving of business-related gifts and hospitality to avoid potential conflicts of interest or bias in trading with outside suppliers and external relationships.

1.4	Questions You May Have
There may be times when it might be awkward for you to follow the Code to the letter.  In exceptional cases we may be able to utilize special approvals that are consistent with the principles of the Code and the interest of our customers.  If you have a potential conflict you must raise the issue with the Chief Compliance Officer or the Treasurer as early as possible.

1.5	Violations of this Code
PLEASE READ THE CODE CAREFULLY.  IT IS AN IMPORTANT DOCUMENT AND YOU MUST COMPLY WITH IT. WE WILL ASK YOU EACH YEAR TO CONFIRM TO US THAT YOU HAVE READ AND UNDERSTOOD THE CODE.   A BREACH OF THIS CODE COULD LEAD TO YOUR DISMISSAL, COMPANY FINES, OR MAY BE A CRIMINAL OFFENSE.

1.6	Compliance with this Code
You must comply with this Code and the rules that apply to you.  You must let the Funds and the Adviser monitor certain financial records, including independent verification of your accounts, or your covered accounts.  You must also comply with any new or existing rules that become applicable to you in the future.  It is your responsibility to follow this Code.  If you have any doubt or question whether a transaction is in violation of this Code, you must contact the Chief Compliance Officer or the Treasurer BEFORE you do anything.

2.	WHO MUST FOLLOW THE CODE

2.1	Employees
The Code covers officers, trustees, and certain employees of the Funds and their Adviser and close family members.  Each employee falls within one of two categories described below.

2.2	Family Members
This Code covers members of your immediate family, spouses and partners and other relatives living in the same house as you.  It covers trading in securities where you or they have a financial interest.

2.3	Categories of Those Subject to this Code
You will be told which category listed below you fall into.  Your category is important because there are some rules in the Code that only apply to particular categories of persons subject to this Code.  There are two categories:  (a) Access Persons; and (b) Investment Professionals.  These are described below.  Your category will appear on the forms that you have to fill in each quarter.  The categories are based on what sort of work you do and what sort of information you have access to.   When you change jobs or the type of work you do, your category may also change.

2.4	Access Persons
You are an Access Person if:

You are an employee designated to work for the Funds or the Adviser or an officer or trustee of the Funds and in the course of your duties you participate in or obtain information about the purchase or sale of securities for the Funds;

2.5	Investment Professionals
You are an Investment Professional if:

(a)	You are a portfolio manager;
(b)	You are a research analyst;
(c)	You are a member of a portfolio management team; or
(d)	A member of the Investment Advisory Committee.

3.	TRADES SUBJECT TO THIS CODE

3.1	Trades Subject to the Code
This Code only covers some of the personal trades that you may engage in.  Any trade in a Reportable Security is covered by the Code.

3.2	Reportable Securities
Reportable Securities are all shares, bonds, shares in COUNTRY Mutual Funds, and other securities unless they are excluded as specified below.

3.3	Securities Which Are Not Reportable
The following are not Reportable Securities:

(a)	Shares or units in regulated open-ended investment companies, mutual funds, and unit trusts (excluding COUNTRY Mutual Funds and unit investment trusts which may be invested in COUNTRY Mutual Funds).
(b)	Direct obligations of the United States government.
(c)	Securities issued by agencies of government which have a remaining maturity of one year or less, and other high quality short-term debt instruments.
(d)	Life assurance and endowment policies.
(e)	Bank savings or checking accounts.
(f)	Certificates of Deposit and other money market investments such as commercial paper.
(g)	Futures or options on commodities.

3.4	Other Securities
All other securities are Reportable Securities.

4.	PROHIBITED TRADES

4.1	Prohibitions Subject to Change
Certain types of trades are not permitted under any circumstances.  It is not possible to set out every type of trade that is inappropriate.  The list below may be added to from time to time.

4.2	Inside Information
You are not allowed to trade if you are using information about what a fund or account is doing.  This is not allowed as you might profit by what effect this will have on the market.

5.	LIMITATIONS ON ACCESS PERSONS

5.1	Access Person Limitations

If you are an Access Person you cannot purchase or sell, directly or indirectly any security in which you, or by reason of such transactions acquire, any direct or indirect Beneficial Ownership and which to your actual knowledge at the time of such sale or purchase: (a) is being considered for purchase or sale by the Funds or the Adviser or (b) is being purchased or sold by the Funds or the Adviser.

5.2	Beneficial Ownership Defined

For purposes of this Code, Beneficial Ownership is defined under Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is subject to the provisions of Section 16 of the Exchange Act and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires.  If you have questions about Beneficial Ownership, you should contact the Treasurer or the Chief Compliance Officer.

5.3	Transmission of Confidential Information

You must refrain from transmitting any information regarding the Funds’ or the Adviser’s actual or potential purchase or sale of any security to any person other than in connection with the discharge of your responsibilities.  The Adviser forbids you from trading, either personally or on behalf of others (such as mutual funds and private accounts managed by the Adviser) on material nonpublic information or communicating material nonpublic information to others in violation of the law.

5.4	Disclosure of Personal Interests

The Funds and the Adviser will not purchase or retain securities of any company if persons affiliated with the Funds or its Adviser, as a group, beneficially own more than one percent (1%) of the securities of such company.  You must report to the Treasurer any Beneficial Ownership you may have in any corporation or unincorporated enterprise which to your knowledge has in the past engaged or may reasonably be expected in the future to engage in transactions with, or compete with, the Funds, and all such interests must be listed in any reports you submit to the Treasurer as set forth in this Code.

5.5	Outside Relationships

If at any time you (including any member of your immediate family) find that you have, or are considering the assumption of a financial interest or outside relationship which might involve a conflict of interest, or if you are in doubt as to the proper application of this Code, you should immediately make all facts known to the Treasurer and be guided by the instructions you receive.  Except as otherwise directed by those instructions, you should refrain from exercising responsibility in any matter which might reasonably be thought to be affected by your adverse interest.

6.	LIMITATIONS ON INVESTMENT PROFESSIONALS

6.1           Limitations Generally
Investment Professionals are subject to the Limitations on Access Persons as set forth in Section 5 of this Code as well as the limitations listed below.

6.2	Initial Public Offerings

Without exception, if you are an Investment Professional subject to this Code you shall not purchase, directly or indirectly, any security in which you have, or by reason of such transaction acquire, any direct or indirect Beneficial Ownership and which to your actual knowledge is a security which is being offered as part of an initial public offering of securities, unless such purchase receives the prior written approval of the Treasurer.

6.3	Private Placements and Limited Offerings

Without exception, you shall not purchase, directly or indirectly, any security in which you have, or by reason of such transaction acquire, any direct or indirect Beneficial Ownership and which to your actual knowledge is a security being sold as part of a limited offering (such as a private placement) unless you receive the prior written approval of the Treasurer.  A person who receives approval to purchase a security as part of a limited offering shall not participate in any subsequent consideration of the purchase of the security by the Funds.  Beneficial Ownership is defined as it would be under Rule 16a-1 of the Exchange Act in determining whether a person is subject to the provisions of Section 16 of the Exchange Act and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which you may have or acquire.

6.4	Directorships

You shall not serve on the Board of Directors of a publicly traded company without the prior written approval of the Treasurer that such service would be consistent with the interests of the Funds and its shareholders.

6.5	Blackout Period

You shall not, except for a De Minimis Trade, buy or sell a security within at least seven (7) calendar days before and after the Adviser or the Funds  trade in the security.  Any profits realized by you within the prescribed period shall be required to be disgorged.  De Minimis Trade means one or more trades within the applicable time period, collectively involving the purchase and/or sale of 1000 or fewer shares of a High Volume Security.  High Volume Security means a security of an issuer with a market capitalization in excess of $2 billion and which over a period of 60 trading days prior to the time of a transaction, had an average daily trading volume on a major United States securities exchanges of 500,000 shares or more.

6.6	Prohibition on Short-Term Trading Profits

You shall not profit from the purchase and sale, or sale and purchase, of a security or security-based swap agreement involving such security within sixty (60) calendar days, except as otherwise permitted pursuant to this section.  You may seek prior approval from the Treasurer for a sale that would otherwise be prohibited by this section if the primary purpose and effect of the sale is to realize a tax loss in conjunction with the transaction (a “Tax Loss Sale”).  The Treasurer is entitled to request any and all relevant documentation in evaluating a pre-approval request for a Tax Loss Sale.  A Tax Loss Sale for which the Treasurer grants prior approval shall not be considered a sale for the purpose of evaluating the compliance with this section of any earlier or later purchase or sale transaction.  Any violation of this section may result in disgorgement of all profits from the transactions as well as other sanctions.

6.7.	Disclosure of Personal Interests

The Funds and the Adviser will not purchase or retain securities of any company if persons affiliated with the Funds  or its  Adviser, as a group, beneficially own more than one percent (1%) of the securities of such company.  You must report to the Treasurer any beneficial interest you may have in any corporation or unincorporated enterprise which to your knowledge has in the past engaged or may reasonably be expected in the future to engage in transactions with, or compete with, the Funds or the Adviser, and all such interests must be listed in any reports you submit to the Treasurer as set forth in this Code.

7.	TRADES EXEMPT FROM PROHIBITIONS

7.1	Exemptions
The Trade Prohibitions of this Code will not apply to the following transactions in Reportable Securities:

(a)
Purchases or sales effected in any account over which you have no direct or indirect knowledge, influence, and Control.  Control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

(b)	Purchases or sales of securities which are not eligible for purchase or sale by the Funds or the Adviser.
(c)	Purchases or sales which are non-volitional on the part of you, the Funds or the Adviser.
(d)	Purchases which are a part of an automatic dividend reinvestment plan.
(e)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)
De Minimis Trades.    A De Minimis Trade means one or more trades within the applicable time period, collectively involving the purchases and/or sale of 1000 or fewer shares of a High Volume Security.  A High Volume Security means a security of an issuer with a market capitalization in excess of $2 Billion and which over a period of 60 trading days prior to the time of a transaction, had an average daily trading volume on a major United States securities exchange of 500,000 shares or more.

(g)	Trades in COUNTRY Mutual Funds

8.	TRADES MADE WITH PRIOR APPROVAL

8.1	Prior Approval
You may receive prior written approval of the Treasurer to conduct a trade which may otherwise be in violation of this Code.  If you have any doubt whether or not a trade may violate this Code, you should ask for prior approval of the Treasurer before making the trade.

8.2	Prior Approval for Treasurer Transactions
Should the Treasurer require prior approval to conduct a transaction, the Treasurer must receive prior written approval of the Executive Vice President of COUNTRY Trust Bank before engaging in the trade.

8.3	Standard for Pre-Approval
The Treasurer may pre-approve trades if:  (a) they are only remotely potentially harmful to the Funds; and (b) they would be very unlikely to affect a highly institutional market; or (c) they clearly are not related economically to the securities to be purchased, sold or held by the Funds or the Adviser.

9.	REPORTS UNDER THIS CODE

9.1	Required Reporting
All persons subject to this Code must make the following reports under it.  Failure to report as noted below is in and of itself a violation of this Code.  The Treasurer will determine whether or not you are required to make reports under this Code and will provide to you the applicable reporting forms.

9.2	Initial Holdings Report
You must provide an initial holdings report no later than ten (10) days after you become subject to this Code.  The initial holdings report must include the following information:  (a)  The title, number of shares (for equity securities) and principal amount (for debt securities) of each security you have a direct or indirect beneficial ownership when you became subject to this Code; (b) the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for you direct or indirect benefit as of the date you became subject to this Code; and (c) the date that the report is submitted by you to the Treasurer.  The information you report cannot be older than forty-five days prior to the date you become subject to this Code.

9.3	Quarterly Transaction Report
Within thirty (30) days after the end of each calendar quarter you must complete a quarterly transaction report.

9.4	Contents of Quarterly Transaction Reports
Your quarterly transaction report must include the following information with respect to any transaction during the calendar quarter in which you had a direct or indirect beneficial ownership:  (a) the date of the  transaction, the title, the interest rate and maturity date (if applicable) the number of shares (for equity securities) and the principal amount (for debt securities) of each security involved; (b) the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition); (c) the price at which the transaction was effected; (d) the name of the broker, dealer or bank with or through whom the transaction was effected; and (5) the date the report is submitted.

9.5	Annual Certifications
You are also required to certify annually to the Treasurer that you have read and fully understand this Code and you have complied with the requirements set forth in this Code.  You must also certify on annual basis that you have disclosed and reported all securities transactions required to be reported and disclosed under this Code.

9.6	Contents of Annual Reports
You must also annually report the following as of a date not more than forty-five days before the report is submitted:  (a) the title, number of shares (for equity securities) and principal amount (for debt securities) of each security in which you have any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit; and (c) the date that the report is submitted by you.

9.7	Supplemental Documentation
If you are asked to provide copies of statements regarding these trades you must provide them and any other documentation deemed necessary for the enforcement of this Code.  The Treasurer may also request that such statements be forwarded to him/her on a regular basis.

10.	DUTIES OF THE TREASURER

10.1	Identification of Those Subject to the Code
The Treasurer will identify all Access Persons and Investment Professionals who are required to report holdings pursuant to this Code.

10.2	Review of Reports
The Treasurer will review all reports submitted pursuant to this Code except his or her own reports.  The Treasurer’s reports will be reviewed by the Executive Vice President of COUNTRY Trust Bank.

10.3	Pre-Approval
The Treasurer may grant prior written approval for transactions as set forth in Section 6 of this Code.

10.4	Discovery of Violations
Upon discovering a violation of this Code or a material conflict between the trading of a person subject to this Code and the interest of the shareholders, the Treasurer shall immediately report the alleged violation to the Compliance Committee, the Chief Compliance Officer and to the Board of Directors  no later than its next scheduled meeting.  The Board of Directors may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

10.5	Annual Board Report
The Treasurer must also prepare an annual report to the Board of Directors  which:  (a) Describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to information about material violations of the Code or procedures and sanctions imposed in response to the material violations during the past year; and (b) Certifies that the Adviser has adopted procedures reasonably necessary to prevent persons from violating the Code.

10.6           Maintenance of Approval Records
The Treasurer must also maintain a record of the approval of, and rationale supporting, any direct or indirect acquisition by Investment Professionals of Beneficial Ownership in securities in an initial public offering or private placement, or any other pre-approval the Treasurer may give under this Code.

11.	GENERAL CONDUCT FOR ALL PERSONS SUBJECT TO THIS CODE

11.1	Preferential Treatment
You cannot seek or accept favors, preferential treatment or any other personal benefit because or your association with the Funds or the Adviser, except usual and normal benefits directly provided by the Funds or the Adviser.

11.2	Acceptance of Gifts
You cannot accept any entertainment, gift or other personal benefit that creates or may appear to create a conflict between the interests of the Funds or the Adviser.  De minimis gifts valued at $100.00 or less are acceptable.

11.3	Confidentiality of Information
You must keep confidential, hold in trust and not disclose to any third party or make any use of the confidential information of the Funds and the Adviser except for the benefit of the Funds or the Adviser or as disclosure may be necessary in your day to day activities within the ordinary scope your employment with the Funds or the Adviser.  You cannot transmit, remove, transport, cause the removal of any confidential information of the Funds or the Adviser from its principal place of business without prior approval of the Funds or the Adviser.

11.4	Ethical Conduct
Those subject to this Code shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of the Adviser or the Funds.  Those subject to this Code shall further act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

11.5	Compliance with the Law
Those subject to this Code shall conduct their duties to the Adviser in compliance with applicable federal, state or local law, regulation or administrative rule.

13.	BOARD APPROVAL OF THIS CODE

Any material change to this Code must be approved by the Board of Directors.

Last Approved by the Board of Directors this 15th day of November 2007.
Revisions approved by CMFT Board July 2008